                                                                    EXHIBIT 10.2

                           PURCHASE AND SALE AGREEMENT

                                      AMONG

                          BELK ACCOUNTS RECEIVABLE LLC,

                               BELK NATIONAL BANK,

                                       AND

                                  GE MONEY BANK

                          DATED AS OF NOVEMBER 21, 2005

                                TABLE OF CONTENTS

ARTICLE I..................................................................    1
DEFINITIONS................................................................    1
   Section 1.1   Definitions of Certain Terms..............................    1
   Section 1.2   Interpretation............................................   10
ARTICLE II.................................................................   11
PURCHASE, SALE AND ASSUMPTION..............................................   11
   Section 2.1   Purchase and Sale of Assets...............................   11
   Section 2.2   Assumption of Liabilities.................................   11
   Section 2.3   Excluded Liabilities......................................   11
   Section 2.4   Purchase Price; Purchase Price Adjustment.................   11
   Section 2.5   Allocation of Purchase Price..............................   12
   Section 2.6   Third Party Consents......................................   13
ARTICLE III................................................................   13
CLOSING; ASSIGNMENT........................................................   13
   Section 3.1   The Closing...............................................   13
ARTICLE IV.................................................................   14
REPRESENTATIONS OF THE PARTIES.............................................   14
   Section 4.1   Representations of the Sellers............................   14
   Section 4.2   Representations of the Purchaser..........................   19
   Section 4.3   No Other Representations or Warranties....................   21
ARTICLE V..................................................................   22
COVENANTS..................................................................   22
   Section 5.1   Conduct of Business.......................................   22
   Section 5.2   Certain Changes...........................................   22
   Section 5.3   Access and Confidentiality................................   23
   Section 5.4   Reasonable Efforts; Other Filings.........................   24
   Section 5.5   Additional Instruments....................................   25
   Section 5.6   Credit Card Marks.........................................   25
   Section 5.7   Notice to Cardholders.....................................   25
   Section 5.8   Cooperation in Obtaining Approval and Consents............   26
   Section 5.9   Post-Closing Access.......................................   26
   Section 5.10     Cooperation in Litigation..............................   26
   Section 5.11     Preservation of and Access to Books and Records........   27
   Section 5.12     Bulk Sales Law.........................................   27
ARTICLE VI.................................................................   27
TAX AND EMPLOYEE MATTERS...................................................   27
   Section 6.1   Taxes.....................................................   27
   Section 6.2   Employees.................................................   29
   Section 6.3   Certain Obligations of the Purchaser......................   30
ARTICLE VII................................................................   31
CONDITIONS.................................................................   31
   Section 7.1   Conditions to Each Party's Obligations....................   31
   Section 7.2   Conditions to Obligations of the Purchaser................   32

   Section 7.3   Conditions to Obligations of the Sellers..................   32
ARTICLE VIII...............................................................   33
TERMINATION................................................................   33
   Section 8.1   Termination...............................................   33
   Section 8.2   Effect of Termination.....................................   34
ARTICLE IX.................................................................   34
SURVIVAL; INDEMNIFICATION..................................................   34
   Section 9.1   Survival..................................................   34
   Section 9.2   Indemnification by the Sellers............................   34
   Section 9.3   Indemnification by the Purchaser..........................   35
   Section 9.4   Notice, Settlements and Other Matters.....................   35
ARTICLE X..................................................................   38
MISCELLANEOUS..............................................................   38
   Section 10.1  Notices...................................................   38
   Section 10.2  Expenses..................................................   39
   Section 10.3  Successors and Assigns....................................   39
   Section 10.4  Entire Agreement; Amendment; Waiver.......................   39
   Section 10.5  Counterparts..............................................   39
   Section 10.6  GOVERNING LAW; WAIVER OF JURY TRIAL.......................   40
   Section 10.7  Venue.....................................................   40
   Section 10.8  Severability..............................................   40
   Section 10.9  Public Announcement.......................................   40
   Section 10.10 Third-Party Beneficiaries.................................   40
   Section 10.11 Post-Closing Amounts Received and Paid....................   40
   Section 10.12 Further Assurances........................................   41

                              SCHEDULES AND ANNEXES

Schedule A     Assigned Contracts
Schedule B     Permissible Liens
Schedule C     Absence of Certain Changes
Schedule D-1   Seller Requisite Regulatory Approvals
Schedule D-2   Purchaser Requisite Regulatory Approvals
Schedule E     Material Contracts
Schedule F     Employees
Schedule G     Third Party Consents
Schedule H     Purchase Price
Schedule I     Estimated Purchase Price
Schedule J     Indemnification Amounts

Annex A        Form of Program Agreement
Annex B        Form of Instrument of Assignment and Assumption
Annex C        Form of Seller Parent Guaranty
Annex D        Form of Purchaser Parent Guaranty
Annex E        Form of HSBC Purchase Agreement
Annex F        Form of HSBC Interim Servicing Agreement
Annex G        Form of McRae's Interim Servicing Agreement

                                    * * * * *

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT, dated as of November 21, 2005 (this "Agreement"), among Belk National Bank, a national banking association (the "Bank"), Belk Accounts Receivable LLC, a North Carolina limited liability company ("BAR LLC"), and GE Money Bank, a federal savings bank ("Purchaser").

                                    RECITALS

     WHEREAS, Belk, Inc., a Delaware corporation (the "Parent") is, among other things, (i) directly and indirectly through certain Subsidiaries engaged in the business of selling merchandise through retail stores and by other means and
(ii) directly and indirectly through certain of its Subsidiaries, including the Bank and BAR LLC, engaged in the Business (as defined below);

     WHEREAS, pursuant to this Agreement, the Sellers (as defined below) desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Acquired Assets (as defined below) used in the Business pursuant to the terms contained and in the manner described herein;

     WHEREAS, on the date hereof, Parent, Belk Stores of Virginia LLC, a North Carolina limited liability company, Belk-Simpson Company, Greenville, South Carolina, a South Carolina corporation, Belk Department Stores LP, a North Carolina limited partnership, BAR LLC and the Purchaser are entering into a Program Agreement (the "Program Agreement") in the form attached hereto as Annex A, to become effective as of the Closing under this Agreement, that provides for, among other things, the issuance of Belk proprietary cards, the issuance of existing and new credit related products to be developed with the Purchaser, the processing and servicing of the related accounts, and the conduct of related marketing activities; and

     WHEREAS, simultaneously with the Closing under this Agreement, the Sellers, the Purchaser and certain of their respective Affiliates desire to enter into other agreements in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises, and of the mutual representations and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.1 Definitions of Certain Terms.

          (a) In this Agreement, the following terms are used with the meanings assigned below:

     "Accounts" means as of the Cut-Off Time, all accounts identified by name and account number under which a purchase or credit transaction may be or has been made by a Cardholder by means of a Credit Card, which are recorded as accounts on the computer system of Belk Servicer or the Sellers' internal processing system, and for which Account Agreements are in effect, including any such account that is a Written-Off Account; provided, however, that the Accounts shall not include the Proffitt's and McRae's Accounts.

     "Account Agreement" means an agreement (including related disclosure) between the Parent or an Affiliate and a Person or Persons under which Accounts are established and pursuant to which Credit Cards are issued to or on behalf of such Person or Persons, as such agreement may be amended, modified or otherwise changed from time to time (including pursuant to change of terms notices).

     "Accrued Interest" means the aggregate amount of all finance charges that were accrued and earned, but not posted on the Accounts as of the close of business on the Business Day immediately preceding the Cut-Off Time.

     "Acquired Assets" means all right, title and interest of the Sellers in and to the following assets and properties to the extent related to the Business, except to the extent they constitute Excluded Assets:

          (a) the Accounts and related BINs/ISOs and the Gross Receivables accrued as of the Cut-Off Time;

          (b) the applications for Accounts pending and solicitations for Accounts outstanding;

          (c) the Account Agreements and the Master File;

          (d) an undivided one-half interest in the Cardholder List;

          (e) the Assigned Contracts;

          (f) the Books and Records;

          (g) the Credit Cards;

          (h) social security numbers; and

          (i) rights, claims, credits, causes of action and rights of set-off against third parties relating principally to the Business or any Acquired Assets, other than rights, claims and causes of action related to Excluded Liabilities.

     "Action" means any claim, action, complaint, investigation, petition, suit or other proceeding, whether civil, criminal or administrative, in law or in equity, or before any arbitrator or Governmental Authority.

     "Affiliate" means, with respect to any Person, each Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     "Ancillary Agreements" means the Program Agreement, the Servicing Agreements and the Instrument of Assignment and Assumption.

     "Applicable Order" means, with respect to any Person, a judgment, injunction, writ, decree or order of any Governmental Authority, in each case legally binding on that Person or on any of its property.

     "Assigned Contracts" means the Contracts set forth on Schedule A.

     "Assumed Liabilities" means the following Liabilities of the Sellers to the extent related to the Business:

          (a) all obligations to Cardholders from and after the Closing Date in respect of Accounts to perform under Account Agreements, including payment of credit balances as of the Cut-Off Time;

          (b) all fees, normal operating assessments and other charges relating to the Accounts that are incurred or accrue on or after the Closing Date;

          (c) all obligations of the Sellers arising under the Assigned Contracts from and after the Closing Date;

          (d) all obligations related to the Employees and employee benefit plans and programs to the extent set forth in Article VI; and

          (e) all Liabilities for Taxes relating to the Business or the Acquired Assets to the extent set forth in Sections 6.1(b) and 6.1(f).

     "Belk Servicer" means The Belk Center, Inc., a North Carolina nonprofit corporation, and any other service provider used by the Sellers in connection with the Accounts.

     "Books and Records" means existing books, records, original documents, correspondence, customer lists, books of account, Credit Card applications, customer service and collection records, billing tapes, month-end tapes, files, papers, statement forms, plastics, application forms and other supplies and data maintained by or for the Sellers, whether in hard copy or electronic format or any other form, to the extent used or held for use by the Sellers primarily in the Business, other than the Cardholder List, the Master File, sales receipts, personnel files and any of the foregoing to the extent related to the Excluded Assets and other than Tax returns or Tax workpapers. For the avoidance of doubt, the term "Books and Records" does not include any Belk Shopper Data, Belk Systems (as defined in the Program Agreement) or any of the Sellers' minutebooks, stock ledgers, internal accounting records, personnel files or other corporate records and documents.

     "Business" means the proprietary Credit Card business relating to the Accounts, including the extension of credit to Cardholders, the servicing of the Accounts, billings, collections, processing of Account transactions and the administration of the Accounts and Gross Receivables, but excluding (i) the operations, systems and facilities of the Sellers and their Affiliates and (ii) the Excluded Assets.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banks located in North Carolina or Utah generally are required or authorized by law or executive order to close.

     "Cardholder" means a Person or Persons (i) to whom a Credit Card is or has been issued by the Bank and in whose name(s) an Account, in connection with which the Credit Card may be used, has been established pursuant to an Account Agreement or (ii) who is authorized to have a Credit Card by a Person described in clause (i).

     "Cardholder List" means a list of the names, addresses, telephone numbers and business taxpayer identification numbers of all Cardholders as of the Cut-Off Time if and to the extent maintained by the Sellers or their Affiliates. The parties acknowledge and agree that, notwithstanding any other provision of this Agreement to the contrary, the Cardholder List shall be co-owned by BAR LLC and Purchaser.

     "Cause" means that a Transferred Employee (i) fails to satisfactorily perform such Transferred Employee's job functions, (ii) has been convicted of a misdemeanor involving moral turpitude or any felony, (iii) has committed an act of fraud upon the Purchaser or an act evidencing dishonesty toward the Purchaser, (iv) has misappropriated funds, property, or rights of the Purchaser.

     "Code" means the Internal Revenue Code of 1986.

     "Constituent Documents" means the articles of association, articles of incorporation, certificate of incorporation, by-laws and/or other organizational documents, as appropriate, of any Person.

     "Contract" means, with respect to any Person, any agreement, undertaking, contract, indenture, deed of trust or other instrument, document or agreement by which that Person, or any amount of its properties, is bound and/or subject.

     "Credit Card" means a proprietary card that may be used by the related Cardholder to purchase goods and services at Parent or its Subsidiaries or other Persons authorized by Parent or its Subsidiaries through open-end revolving credit, commonly known as a credit, store or charge card; provided that the term "Credit Card" does not include (i) any gift card; (ii) any debit card, store value card, electronic or digital cash card or any other card that does not provide the holder thereof with the ability to obtain credit other than through an overdraft or similar feature; or

(iii) any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account.

     "Cut-Off Time" means 11:59 PM Eastern time on the date immediately preceding the Closing Date.

     "Deductible Amount" means the amount set forth on Schedule J under the heading "Deductible Amount."

     "De Minimis Claim Amount" means the amount set forth on Schedule J under the heading "De Minimis Claim Amount."

     "Employees" means all full-time and part-time employees of the Sellers or any of their Affiliates (whether or not on vacation, military leave, sick leave, maternity leave, disability or other leave of absence) who are employed principally in connection with the Business, other than those excluded by mutual agreement of the parties hereto.

     "Estimated Closing Statement" means a statement prepared by the Sellers, in a form to be agreed upon by the parties hereto, showing in reasonable detail the calculation of the Estimated Purchase Price, based on data available as of the close of business on the fifth Business Day preceding the Closing Date.

     "Estimated Purchase Price" means the purchase price calculated in accordance with Schedule I.

     "Excluded Assets" means the assets of the Sellers and their Affiliates related to the Business not being acquired by the Purchaser hereunder, including the following:

          (a) cash and cash equivalents on hand and cash and cash equivalents in bank accounts maintained by the Sellers or any of their Affiliates;

          (b) insurance policies maintained by or for the benefit of the Sellers and their Affiliates and all claims accrued thereunder;

          (c) Intellectual Property Rights other than rights to the Cardholder List and the Master File;

          (d) assets of any Seller or any of its Affiliates sold or otherwise disposed of, or otherwise becoming no longer a part of the Business, without violation of this Agreement during the period prior to the Closing Date;

          (e) assets relating to the employee benefit agreements, plans or other arrangements of the Sellers and their Affiliates, except as provided in
     Article VI;

          (f) rights, claims, credits, causes of action, or rights of set-off against third parties not relating principally to the conduct of the Business or the Acquired Assets or to the extent related to an Excluded Liability;

          (g) the national association charter of the Bank, and all licenses, permits or other authorizations of any Governmental Authorities held or used by the Sellers and their Affiliates;

          (h) interests in real property whether or not related to or used in the Business;

          (i) personal property of the Sellers and their Affiliates whether or not related to or used in the Business;

          (j) all right, title and interest of the Sellers and their Affiliates in and to any and all other assets and properties, of any kind whatsoever, to the extent not used in the conduct of the Business as of the Closing Date;

          (k) all customer data relating to customers of the Sellers and their Affiliates (whether or not duplicated in the Master File and the Books and Records);

          (l) prepaid Taxes, Tax payments due from any of the Sellers' Affiliates, and entitlements to refunds, credits, offsets or other benefits for overpayment of Taxes relating to any period (or portion thereof) prior to the Closing Date;

          (m) loan loss reserves;

          (n) an undivided one-half interest in the Cardholder List;

          (o) all Belk Reward Dollar reserves;

          (p) intercompany Contracts between the Sellers and any of their Affiliates; and

          (q) the Scoring Models.

     "Excluded Liabilities" means Liabilities of the Sellers and their Affiliates (or any of their respective predecessors), other than the Assumed Liabilities, of any kind whatsoever, whether presently in existence or arising hereafter, including:

          (a) except as provided in Sections 6.1(b) and (f), all Liabilities for Taxes with respect to the Business or the Acquired Assets for any period (or portion thereof) prior to the Closing Date;

          (b) Liabilities that result from an act, or failure to act, by any of the Sellers or any of their respective Affiliates prior to the Closing Date that relate to any claims by any current, former or putative employee of any of the Sellers or any of their respective Affiliates or any Employee, whether or not such claims are brought prior to, on or after the Closing Date, and, except to the extent provided in Article VI, Liabilities relating to employee benefits (including any accrued vacation benefits) or compensation arrangements existing prior to the Closing Date, including Liabilities under any of the employee benefit agreements, plans or other arrangements of the Sellers or any of their respective Affiliates or in connection with workers compensation or other medical claims made at any time against any of the Sellers or any of their respective Affiliates with respect to an illness or injury arising prior to the Closing Date;

          (c) the portion of any Liability to the extent principally related to an Excluded Asset; and

          (d) except for Liabilities related to Employees and employee benefit plans and programs payable by the Purchaser pursuant to Article VI, and except for Liabilities for Taxes payable by the Purchaser pursuant to Sections 6.1(b) and Section 6.1(f), any Liability relating to or arising from the operation of the Business, including any acts or omissions of any Seller or any of its Affiliates, at or prior to the Cut-Off Time or from any facts, circumstances or events existing or occurring at or prior to the Cut-Off Time.

     "Federal Funds Rate" means the offered rate as reported in The Wall Street Journal in the "Money Rates" section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more or, if no such rate is published for a day, the rate published for the preceding Business Day, calculated on a daily basis based on a 365-day year.

     "Final Closing Statement" means a statement prepared by the Sellers, in a form to be agreed upon by the parties hereto, showing in reasonable detail the Sellers calculation of the Purchase Price, based on the Accounts and the Acquired Assets as of the Cut-Off Time.

     "GAAP" means generally accepted accounting principles in the United States.

     "Governmental Authority" means any domestic or foreign governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity exercising legislative, judicial, regulatory or administrative functions.

     "Gross Receivables" means all amounts owing (after deduction of credit balances scheduled as of the Cut-Off Time and unapplied cash) to the Sellers with respect to Accounts (including outstanding loans, cash advances and other extensions of credit; billed or posted but unbilled finance charges and late charges; Accrued Interest; and any other fees, charges and interest assessed on the Accounts) as of the Cut-Off Time (or, solely with respect to the Estimated Closing Statement, as of the close of business on the fifth Business Day preceding the Closing Date).

     "HSBC" means HSBC Bank Nevada, National Association.

     "HSBC Interim Servicing Agreement" means the Interim Servicing Agreement dated as of the date hereof between HSBC and Purchaser in the form set forth in Annex F.

     "HSBC Purchase Agreement" means the Purchase and Sale Agreement dated as of the date hereof between HSBC and the Purchaser in the form set forth in Annex E.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder.

     "Indemnity Cap Amount" means the amount set forth on Schedule J under the heading "Indemnity Cap Amount."

     "Instrument of Assignment and Assumption" means the Bill of Sale, Assignment and Assumption Agreement in the form attached as Annex B, to be entered into at Closing.

     "Intellectual Property Right" means any intellectual property right, including any trademark, service mark or other source indicator, invention, patent, copyright, trade secret, know-how, and any registration or application for registration of any of the foregoing.

     "Knowledge" means, with respect to the Sellers, the actual knowledge of the executive officers of the Sellers who have managerial responsibility for conducting the Business and, with respect to the Purchaser, the actual knowledge of the executive officers of the Purchaser who have managerial responsibility for the relevant area of the Purchaser's business or operations.

     "Liability" means any debt, liability, commitment or obligation, of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, absolute or contingent, or otherwise.

     "Lien" means, with respect to any property, any lien, security interest, mortgage, pledge, charge or encumbrance relating to that property, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

     "Master File" means the master file maintained by the Sellers and the Belk Servicer with respect to the Accounts, including identification and other customer data and Account information, the names and addresses of Cardholders with respect to the Accounts and any and all Account adjustments made by or on behalf of the Sellers.

     "Material Adverse Effect" means:

          (a) with respect to the Business, a material adverse change in, or a material adverse effect upon, the results of operations or financial condition of the Business, taken as a whole, excluding any effect or change attributable to or resulting from (i) events, conditions or occurrences in economic, business or financial conditions generally affecting the credit card services, consumer credit business, or banking industry, (ii) financial market conditions, including interest rates or changes therein,
     (iii) changes in laws, GAAP or regulatory accounting principles, (iv) any action, omission, change, effect, circumstance or condition contemplated by this Agreement, or attributable to the signing and announcement of this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements or (v) any actions or omissions required by the terms of this Agreement or the Ancillary Agreements; and

          (b) with respect to the Sellers or with respect to the Purchaser, a material impairment of the ability of the relevant Person or Persons to perform its or their material obligations under this Agreement.

     "McRae's" means McRae's, Inc., a Delaware corporation.

     "McRae's Interim Servicing Agreement" means the Interim Servicing Agreement dated as of the date hereof between McRae's and the Purchaser in the form set forth in Annex G.

     "Permissible Liens" means (a) Liens for taxes, assessments and other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and (b) Liens set forth on Schedule B that will be satisfied in connection with the Closing.

     "Person" means any individual, corporation, business trust, partnership, association, limited liability company or similar organization, or any Governmental Authority.

     "Previously Disclosed" means, with respect to the Sellers or the Purchaser, information set forth in the Schedules, whether in response to an express informational requirement or as an exception to one or more representations or covenants.

     "Proffitt's and McRae's Accounts" means the accounts and related receivables purchased by Purchaser from HSBC pursuant to the HSBC Purchase Agreement.

     "Purchase Price" means the purchase price calculated in accordance with Schedule H.

     "Purchaser Parent" means GE Capital Corporation, a Delaware corporation.

     "Purchaser Parent Guaranty" means the guaranty of the Purchaser Parent in favor of the Sellers, in the form set forth as Annex D, with respect to the obligations of Purchaser and Primary Servicer under this Agreement and the Ancillary Agreements.

     "Requirement of Law" means, with respect to any Person, any law, ordinance, statute, treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case binding on that Person or any material amount of its property.

     "Requisite Regulatory Approvals" means the consents, registrations, approvals, permits or authorizations designated as such on Schedule D-1 with respect to the Sellers and Schedule D-2 with respect to the Purchaser.

     "Scoring Models" means the customer underwriting scorecard and the customer behavioral scorecard developed on behalf of the Sellers relating to the Accounts.

     "Seller Parent Guaranty" means the guaranty of the Parent in favor of the Purchaser, in the form set forth on Annex C, with respect to the obligations of the Sellers and their Affiliates under this Agreement and the Ancillary Agreements.

     "Sellers" means the Bank and BAR LLC.

     "Subsidiary" means, with respect to any Person, any other Person a majority of the outstanding voting securities of which are owned directly or indirectly by such Person.

     "Tax" and "Taxes" means any income, alternative or add-on minimum tax, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

     "Tax Return" means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Tax.

     "Written-Off Accounts" means all Accounts that (i) have been charged-off or written-off as of the Cut-Off Time or (ii) are eligible for charge off or write-off as of the Cut-Off Time in accordance with the Sellers' standard policies and procedures.

          (b) Each of the following terms is defined in the section of this Agreement set forth opposite such term:

TERM                                                                     SECTION
----                                                                    --------
Accountant...........................................................   2.4(c)
Agreement............................................................   Preamble
Bank.................................................................   Preamble
BAR LLC..............................................................   Preamble
Closing..............................................................   3.1(a)
Closing Date.........................................................   3.1(a)
Confidentiality Agreement............................................   5.3(c)
Credit Card Marks....................................................   5.7(a)
Employee Notification Acts...........................................   6.2(b)
Employee Plans.......................................................   4.1(1)
Indemnified Party....................................................   9.4(a)
Indemnifying Party...................................................   9.4(a)
Losses...............................................................   9.2
Parent...............................................................   Recitals
Program Agreement....................................................   Recitals
Purchase and Assumption..............................................   3.1(a)
Purchaser............................................................   Preamble
Purchaser Benefit Plans..............................................   6.2(a)
Purchaser Severance Plan.............................................   6.3(d)
Purchaser Tax Act....................................................   6.1(a)
Transferred Employee.................................................   6.2(a)

     Section 1.2 Interpretation.

          (a) In this Agreement, unless the context otherwise requires, references to: (i) the Preamble or the Recitals, Sections, Annexes or Schedules refer to the Preamble or a Recital or Section of, or Annex or Schedule to, this Agreement; (ii) any Contract (including this Agreement) refer to the Contract as amended, modified, supplemented or replaced from time to time; (iii) any statute or regulation refer to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation include any successor to the section;
     (iv) any Governmental Authority include any successor to the Governmental Authority; and (v) this Agreement are to this Agreement, the Schedules and the Annexes hereto.

          (b) The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

          (c) Whenever the word "include," "includes" or "including" is used in this Agreement, it will be deemed to be followed by the words "without limitation."

          (d) Unless the context otherwise requires, the word "or" when used in this Agreement will be deemed to have the inclusive meaning represented by the phrase "and/or."

          (e) This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

                                   ARTICLE II

                          PURCHASE, SALE AND ASSUMPTION

     Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement at the time of the Closing and effective from and after the Closing Date, the Sellers shall sell, convey and assign (or cause their Subsidiaries to sell, convey and assign) to the Purchaser, free and clear of all Liens, except Permissible Liens (other than those Permissible Liens described on Schedule B, which shall be discharged at or prior to the Closing Date and shall not constitute Permissible Liens at Closing), the Acquired Assets, and the Purchaser agrees to purchase all such Acquired Assets.

     Section 2.2 Assumption of Liabilities. On the terms and subject to the conditions of this Agreement from and after the Closing Date, the Purchaser agrees to assume, pay, defend, discharge and perform as and when due the Assumed Liabilities.

     Section 2.3 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchaser is assuming only the Assumed Liabilities and not any Excluded Liabilities. The Excluded Liabilities will be retained by the Sellers.

     Section 2.4 Purchase Price; Purchase Price Adjustment.

          (a) On the second Business Day before the Closing, the Sellers will deliver to the Purchaser the Estimated Closing Statement reflecting the Sellers' calculation of the Estimated Purchase Price to be paid by the Purchaser at the Closing.

          (b) Within sixty (60) Business Days after the Closing, the Sellers will deliver to the Purchaser the Final Closing Statement prepared based on the information in the Master File and the other Acquired Assets as of the Cut-Off Time and copies of the Master File as of the Cut-Off Time and all material working papers relating to the Final Closing Statement.

          (c) The Purchaser shall, within fifteen (15) days after receipt of the Final Closing Statement, advise the Sellers in writing and in reasonable detail of any inaccuracies it believes were reflected in the Final Closing Statement. In the event no such objection is delivered to the Sellers within such time period, the Final Closing Statement, as delivered to the Purchaser, shall be final and binding upon the parties. In the event the Purchaser delivers such an objection, the Sellers and the Purchaser shall attempt in good faith to resolve their differences. In the event all differences are not resolved within thirty (30) days following receipt of the Final Closing Statement by the Purchaser, then the issues remaining unresolved shall be determined by an independent public accountant mutually acceptable to the Sellers and the Purchaser (the "Accountant"). The Accountant shall resolve all disputed items in accordance with the provisions of this Agreement. In making its determination, the Accountant may only consider those items and amounts as to which the Purchaser and the Sellers have disagreed within the time periods and the permitted grounds specified. The Accountant's determination will be conclusive and binding on the Purchaser and the Sellers absent manifest error. The fees of the Accountant will be shared by the Purchaser and the Sellers in proportion to the relative differences between their respective calculations of the Purchase Price and the amount determined by the Accountant.

          (d) If the Estimated Purchase Price exceeds the Purchase Price, then the Sellers shall, within five (5) Business Days after the Purchase Price has been finally determined pursuant to Section 2.4(c), pay such excess to the Purchaser, together with interest on such excess for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate. If the Estimated Purchase Price is less than the Purchase Price, then the Purchaser shall, within five (5) Business Days after the Purchase Price has been finally determined pursuant to Section 2.4(c), pay such deficiency to the Sellers, together with interest on such deficiency for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate. Each party to this Agreement will make available to the other parties, and to the Accountant, its and its accountants work papers, schedules and other supporting data as may be reasonably requested by such party to enable it to verify the amounts set forth in the Final Closing Statement.

     Section 2.5 Allocation of Purchase Price.

          (a) Within sixty (60) Business Days after the Closing, the Purchaser and the Sellers shall agree on the allocation of the Purchase Price (including Assumed Liabilities) among the Acquired Assets.

          (b) The Purchaser and the Sellers shall report the allocation of the total consideration among the Acquired Assets in a manner consistent with the Allocation Statement and shall act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns (including filing Form 8594 with their respective Federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury regulations, the Internal Revenue Service or any applicable state or local taxing authority) and in the course of any Tax audit, Tax review or Tax litigation relating thereto.

          (c) The Purchaser and the Sellers will promptly inform each other of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.5 and shall to consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

     Section 2.6 Third-Party Consents.

          (a) To the extent that any consent needed to assign to the Purchaser any Assigned Contract has not been obtained on or prior to the Closing Date, this Agreement and any document delivered pursuant hereto will not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a material breach of such Assigned Contract or would give rise to a valid right of termination thereof. If any such third-party consent will not be obtained on or prior to the Closing Date, then the parties will use commercially reasonable efforts (which for purposes of this Section 2.6(a) shall not require any payment of money by the Sellers or the Purchaser, except as agreed among them in writing) to enter into alternative arrangements at the Closing pursuant to which the Purchaser would obtain all of the benefits and assume all of the obligations under such Assigned Contract.

          (b) The Purchaser and the Sellers will use commercially reasonable efforts (which for purposes of this Section 2.6(b) shall not require any payment of money by the Sellers or the Purchaser, except as agreed among them in writing) to seek any required consents to the assignment of the Assigned Contracts which have not been obtained as of the Closing Date, and promptly upon receipt of such consents will effect such assignments.

                                   ARTICLE III

                               CLOSING; ASSIGNMENT

     Section 3.1 The Closing.

          (a) The closing (the "Closing") of the purchase and sale of the Acquired Assets and assumption of the Assumed Liabilities hereunder (collectively, the "Purchase and Assumption") will take place at the offices of Parent, 2801 West Tyvola Road,

     Charlotte, North Carolina 28217 on the second Business Day after the last of the conditions set forth in Sections 7.1, 7.2 and 7.3 (other than conditions relating solely to the delivery of documents to be dated the Closing Date) has been satisfied or waived in accordance with the terms of this Agreement or at such other date as the parties hereto jointly designate in writing (the "Closing Date").

          (b) At the Closing, the Purchaser and the Sellers will deliver or cause to be delivered to each other instruments of sale, assignment, transfer and conveyance of the Acquired Assets and the Assumed Liabilities, respectively, in substantially the form set forth in Annex B, appropriately executed by the Sellers and the Purchaser.

          (c) At the Closing, the Purchaser will pay the Estimated Purchase Price by initiating a wire transfer of immediately available funds (in U.S. dollars) prior to 11:00 a.m. Eastern time on the Closing Date to an account or accounts specified by the Sellers at least one Business Day prior to the Closing Date.

     Section 3.2 Deliveries.

          (a) Concurrently with the execution and delivery of this Agreement, the following agreements have been executed and delivered and will be effective as of the Effective Date:

               (i)  Program Agreement;

               (ii) Seller Parent Guaranty;

               (iii) Purchaser Parent Guaranty;

               (iv) HSBC Interim Servicing Agreement; and

               (v)  McRae's Interim Servicing Agreement.

          (b) Concurrently with the execution and delivery of this Agreement, Purchaser and HSBC have entered into the HSBC Purchase Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS OF THE PARTIES

     Section 4.1 Representations of the Sellers. Except as Previously Disclosed, the Sellers jointly and severally represent to the Purchaser as follows:

          (a) Existence and Authority. The Bank is a national banking association, validly existing and in good standing under the laws of the United States of America. Each other Seller is duly organized and validly existing under its jurisdiction of organization. Each Seller has the requisite power and authority to own the Acquired Assets and to carry on the Business as currently conducted, and is duly qualified to do business in each jurisdiction where the ownership or operation of the Acquired Assets or the conduct of the Business requires such qualification, except for any failure to have such authority or be so qualified that would not reasonably be expected to have a Material Adverse Effect on the Business or the Sellers. The Parent is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware.

          (b) Authorization and Validity. Each Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party. The Parent has the requisite corporate power and authority to execute, deliver and perform its obligations under the Seller Parent Guaranty. Each of this Agreement and each Ancillary Agreement has been duly authorized by each Seller party thereto. The Seller Parent Guaranty has been duly authorized by the Parent. This Agreement has been duly executed and delivered by each Seller and each Ancillary Agreement has been, or shall have been at the Closing Date, duly executed and delivered by each Seller party thereto. Assuming that this Agreement has been, and that the Ancillary Agreements have been or will be on or prior to the Closing Date, duly authorized, executed and delivered by the Purchaser, this Agreement is, and the Ancillary Agreements are or will be at the Closing Date, the legal, valid and binding obligations of the Sellers party thereto, enforceable against such Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to general equitable principles. The Seller Parent Guaranty is the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to general equitable principles.

          (c) Governmental and Third-Party Consents. No notices, reports or other filings are required to be made by the Sellers or the Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by them from, any Governmental Authority or any other third party in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements to which they are a party or the consummation by them of the transactions contemplated by this Agreement or the Ancillary Agreements, except for the Requisite Regulatory Approvals and the other Previously Disclosed regulatory and third party approvals and for such notices, reports, filings, consents, registrations, approvals, permits or authorizations the failure to obtain which would not have a Material Adverse Effect on the Business or the Sellers.

          (d) No Conflicts. The execution, delivery and performance by the Sellers and the Parent of this Agreement and the Ancillary Agreements to which they are a party do not, and (subject to obtaining the Previously Disclosed governmental and third-party consents referred to on Schedule D-1) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which they are a party will not: (i) breach or violate the Constituent Documents of the Sellers or the Parent; (ii) breach or violate any Requirement of Law or Applicable Order applicable to the Sellers or the Parent; (iii) breach, violate or result in a default under the terms, conditions or provisions of any Contract of any Seller or the Parent, or give any third party the right to terminate or cancel any right of any Seller or the Parent under any Contract of such Seller or the Parent, or accelerate the performance of its obligations thereunder, in each case where such Contract relates to the Business; or (iv) result in the creation of any Lien on any Acquired Asset other than a Permissible Lien (with or without the giving of notice or the lapse of time, or both); except in each case described in clause (ii), (iii) or (iv), for any breach, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have a Material Adverse Effect on the Business or the Sellers or the Parent.

          (e) Absence of Certain Changes. Except as set forth on Schedule C:

               (i) Since January 29, 2005, the Business has been conducted in the ordinary course and there has not been any change in the financial condition or results of operations of the Business that has had or would reasonably be expected to have a Material Adverse Effect on the Business or the Sellers or the Parent.

               (ii) Since January 29, 2005 (A) the Accounts and the Gross
                    Receivables have been underwritten, established, administered, serviced, collected, terminated and charged-off in the ordinary course consistent with Sellers' policies and procedures in all material respects, and (B) neither the Sellers nor the Parent have materially amended, modified or supplemented or otherwise made any material changes to the policies and procedures as in effect on such date.

          (f) Title to Properties; Encumbrances. The Sellers have good title to or a valid leasehold interest in, or is licensed or otherwise entitled to use, all of the Acquired Assets (other than the Accounts and Gross Receivables, to which Section 4.1(k) is applicable), free and clear of all Liens other than Permissible Liens.

          (g) Litigation. There are no Actions pending in arbitration or before any Governmental Authority, against the Sellers or the Parent in connection with the Business or any Acquired Asset, or to the Sellers' or the Parent's Knowledge, threatened against any of the Sellers or the Parent with respect to the Business or Acquired Assets, in each case that would reasonably be expected to have a Material Adverse Effect on the Business or the Sellers or the Parent.

          (h) Contracts. Except to the extent that any of the following would not have a Material Adverse Effect on the Business or the Sellers, each Assigned Contract is a valid, legally binding agreement of the Seller party thereto and neither such Seller nor, to the Sellers' Knowledge, any other party thereto is in default under the terms of any such Contract. Schedule E sets forth a complete list of all material Contracts primarily related to the Business or the Acquired Assets.

          (i) Books and Records. All Books and Records of the Sellers relating to the Business have been maintained accurately and in accordance with GAAP (where applicable) and with all Requirements of Law applicable to the Sellers and the Business, except for any instances of inaccuracy or noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Business or the Sellers.

          (j) Compliance with Laws. Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect on the Business or the Sellers: (i) the Sellers and the Parent are in compliance with all Requirements of Law relating to the Business and the Acquired Assets and (ii) neither the Sellers nor the Parent are aware of any act or omission of the Sellers or the Parent that would in any way delay or impede the ability of any Seller to (A) consummate the transactions contemplated hereby and by the Program Agreement or (B) timely perform all of its obligations hereunder and thereunder.

          (k) Account Agreements; Accounts; Gross Receivables. Except to the extent that any of the following would not have a Material Adverse Effect on the Business or the Sellers:

               (i) a Seller is the sole owner of and has good title to the Accounts and the Gross Receivables (subject in each case to Permissible Liens), and this Agreement shall, following the Closing Date, vest in the Purchaser all right, title and interest of the Sellers in and to the Accounts and the Gross Receivables, free and clear of all Liens, other than Permissible Liens;

               (ii) each Account Agreement relating to an Account (other than any Account Agreement with respect to any Written-Off Account that has become a Written-Off Account as a result of the bankruptcy or insolvency of the Cardholder thereunder) is a valid and legally binding obligation of each obligor thereunder, including any cosigner, guarantor or surety, in the full amount thereof set forth in the Books and Records of the Business, and is enforceable against such obligors in accordance with its terms, subject to (A) claims and defenses on disputed card transactions asserted by a Cardholder, (B) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors' rights generally and the effect of general equitable principles, and (C) the Soldiers' and Sailors' Civil Relief Act of 1940, as amended. Representative forms of Account Agreements have been previously provided to the Purchaser, and those forms contain all material terms of the Cardholder Agreements relating to the Accounts as in effect as of the date of this Agreement; provided, however, that Seller does not maintain copies of all applications older than twenty-five (25) months; and provided further that no representation or warranty is hereby given as to the capacity, authority or any other factor relating to the identity or status of the obligor which may effect the enforceability of the Account Agreement to which it is party;

               (iii) subject to Parent's merchandise return policy and reserves therefor, each Gross Receivable is not subject to offset, refund, recoupment, reversal, adjustment or any claim or defense by any Person (other than claims or defenses on disputed card transactions and refunds of credit balances, as indicated on the Master File), except for any Written-Off Account that has become a Written-Off Account as a result of the bankruptcy or insolvency of the Cardholder thereunder;

               (iv) the Sellers are in compliance with the Account Agreements relating to the Accounts;

               (v) all Account applications have been taken and evaluated and applicants notified in a manner that complied with all applicable Requirements of Law;

               (vi) all Accounts have been originated, maintained and serviced in all material respects in compliance with all applicable Requirements of Law; and

               (vii) all disclosures required under applicable Requirements of
                    Law to be made in connection with the Accounts have been made in compliance in all material respects with all applicable Requirements of Law.

          (l) Employees.

               (i) Schedule F contains a true and complete list of all of the Employees as of the date hereof, specifying their position, date of hire, full- or part-time status, leave status, annual salary, hourly wages and bonus arrangements. A complete list of each material "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), and all stock purchase, stock option, severance, employment, stay-pay, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements under which any Employee has any present or future right to benefits sponsored or maintained by the Sellers or any of their Affiliates (such plans, agreements, programs, policies and arrangements, whether or not material, shall be referred to hereinafter collectively as the "Employee Plans") has been Previously Disclosed to the Purchaser. The Sellers have made available to the Purchaser copies of the Parent's new-hire package and have provided the Purchaser with true and correct copies of Sellers' vacation and severance policies.

               (ii) None of the Employees is represented in his or her capacity as an employee of any of the Sellers by any labor organization, nor have any of Sellers recognized any labor organization as the collective bargaining agent of any Employees. As of the date hereof, there are no pending proceedings for the certification of a labor union involving any of the Employees or, to the Sellers' Knowledge, any union organization activity involving any of the Employees. The Sellers are in compliance in all material respects with all Requirements of Law relating to the employment of labor with respect to the Business.

          (m) [Intentionally omitted]

          (n) No Brokers or Finders. The Assumed Liabilities do not include, and the Sellers are solely responsible for and shall pay, any Liability incurred by any of them or any of their Affiliates for any financial advisory fees, brokerage fees, commissions or finder's fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements.

          (o) Accuracy of Information. The information contained in the Master File and the Books and Records delivered to Purchaser prior to the date hereof was, and the information contained in the Master File and the Books and Records delivered to Purchaser on the Closing Date will be, taken as a whole, complete and accurate in all material respects as of the date of delivery and the Cut-Off Time, respectively.

          (p) Sufficiency of Assets. Except for the Excluded Assets, the Acquired Assets, together with the Transferred Employees and the rights of Sellers and their Affiliates, as applicable, under the Ancillary Agreements, include all the assets, properties, rights and interests (including tangible and intangible property) reasonably necessary for Purchaser to conduct the Business in all material respects as currently conducted.

     Section 4.2 Representations of the Purchaser. Except as Previously Disclosed, the Purchaser represents to the Sellers as follows:

          (a) Existence and Authority. The Purchaser is a federal savings bank, validly existing and in good standing under the laws of the United States of America, and has the corporate power and authority to carry on its business as now conducted and to acquire and operate the Business. The Purchaser Parent is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware.

          (b) Authorization and Validity. The Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which the Purchaser is a party. The Purchaser Parent has the requisite corporate power and authority to execute, deliver and perform its obligations under the Purchaser Parent Guaranty. This Agreement and each Ancillary Agreement to which the Purchaser is a party have been duly authorized by the Purchaser. The Purchaser Parent Guaranty has been duly authorized by the Purchaser Parent. This

     Agreement has been duly executed and delivered by the Purchaser and each Ancillary Agreement to which the Purchaser is a party has been or shall have been, at the Closing Date, duly executed and delivered by the Purchaser. Assuming that this Agreement has been, and the Ancillary Agreements have been or will be on or prior to the Closing Date, duly authorized, executed and delivered by the Sellers party thereto, this Agreement is, and the Ancillary Agreements to which the Purchaser is a party will be at the Closing Date, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to general equitable principles. The Purchaser Parent Guaranty is the legal, valid and binding obligation of the Purchaser Parent, enforceable against the Purchaser Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to general equitable principles.

          (c) Governmental and Third-Party Consents. No notices, reports or other filings are required to be made by the Purchaser or the Purchaser Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Authority or any other third party in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser or the Purchaser Parent or the consummation by the Purchaser or the Purchaser Parent of the transactions contemplated by this Agreement or the Ancillary Agreements, except for the Requisite Regulatory Approvals and for such notices, reports, filings, consents, registrations, approvals, permits or authorizations the failure to obtain which would not have a Material Adverse Effect on the Purchaser or the Purchaser Parent or materially adversely affect the ability of the Purchaser or the Purchaser Parent to perform their obligations under this Agreement or the Ancillary Agreements.

          (d) No Conflicts. The execution, delivery and performance by the Purchaser and the Purchaser Parent of this Agreement and the Ancillary Agreements to which they are a party do not, and (subject to obtaining the Previously Disclosed governmental and third-party consents referred to referred to on Schedule D-2) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which they are a party will not: (i) breach or violate the Purchaser's or the Purchaser Parent's Constituent Documents; (ii) breach or violate any Requirement of Law or Applicable Order applicable to the Purchaser or the Purchaser Parent; (iii) breach, violate or result in a default under the terms, conditions or provisions of any Contract of the Purchaser or the Purchaser Parent, or give any third party the right to terminate or cancel any right of the Purchaser or the Purchaser Parent under any such Contract, or accelerate the performance of its obligation thereunder; or (iv) result in the creation of any Lien on the properties or assets of the Purchaser or the Purchaser Parent or the Purchaser Parent; except in each case described in clause (ii), (iii) or (iv), for any breach, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have a Material Adverse Effect on the Purchaser or the Purchaser Parent or materially adversely affect the ability of the Purchaser or the Purchaser Parent to perform their obligations under this Agreement or the Ancillary Agreements.

          (e) Absence of Certain Changes. Since December 31, 2004, there has not been any change in the financial condition or results of operations of the Purchaser or the Purchaser Parent that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Purchaser or on the Business following the Closing Date.

          (f) Compliance with Laws. Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect with respect to the Purchaser or the Purchaser Parent or the Business after the Closing Date:

               (i) the Purchaser and the Purchaser Parent each is in compliance with all Requirements of Law relating to its credit card business; and

               (ii) neither the Purchaser nor the Purchaser Parent is subject to any capital plan or supervisory agreement, order or memorandum between it and any Governmental Authority that restricts in any respect its operation of its credit card business; and Purchaser is not aware of any fact or circumstances that would in any way delay or impede its ability to (A) consummate the transactions contemplated hereby and by the Program Agreement or (B) timely perform all of its obligations hereunder and thereunder.

          (g) Servicing Qualifications. Each of the Purchaser and the Purchaser Parent is, or as of the Closing Date will be, licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all applicable Requirements of Law, except where the failure to be so qualified would not have a Material Adverse Effect on the Purchaser or the Purchaser Parent or the Business or on the ability of the Purchaser to perform its duties under the Program Agreement and the Servicing Agreement following the Closing Date.

          (h) Financing. The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Estimated Purchase Price as required by Section 3.1(c) and to timely pay any other amounts to be paid by it under this Agreement.

          (i) Litigation. There are no Actions pending, in arbitration or before any Governmental Authority, against the Purchaser or the Purchaser Parent or any of its assets that would be reasonably expected to have a Material Adverse Effect with respect to the Purchaser or the Purchaser Parent or on the Business following the Closing Date.

          (j) No Brokers or Finders. Any liability incurred by the Purchaser or the Purchaser Parent or its Affiliates for any financial advisory fees, brokerage fees, commissions or finder's fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements will be borne by the Purchaser or the Purchaser Parent.

     Section 4.3 No Other Representations or Warranties. Except as expressly set forth in this Article IV and Article VI or in any of the Ancillary Agreements, neither the Sellers nor the

Purchaser or the Purchaser Parent have made or make any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the Acquired Assets, the Assumed Liabilities or the Sellers, the Business or the Purchaser or the Purchaser Parent, respectively. For the avoidance of doubt, the Sellers have not made, and do not make, any express or implied representations or warranties, either oral or written, in this Agreement, in any of the Ancillary Agreements or elsewhere with respect to the Proffitt's and McRae's Accounts.

                                    ARTICLE V

                                    COVENANTS

     Section 5.1 Conduct of Business.

          (a) Except as otherwise contemplated hereby or by the Ancillary Agreements, and except for transactions in the ordinary course of business, until the Closing Date, the Sellers will use their respective commercially reasonable efforts to preserve intact the business organizations and relationships with third parties relating to the Business, to keep available the services of required employees of the Business and to preserve beneficial relationships with customers in connection with the Business, following substantially the same material practices and standards, as in effect on the date hereof.

          (b) Except as otherwise contemplated hereby or by the Ancillary Agreements, and except for transactions in the ordinary course of business, until the Closing Date, the Purchaser will use its respective commercially reasonable efforts to preserve intact the business organizations and relationships with third parties relating to its credit card business, to keep available the services of required employees of its credit card business and to preserve beneficial relationships with customers in connection with its credit card business, following substantially the same material practices and standards as in effect on the date hereof.

     Section 5.2 Certain Changes. Without limiting Section 5.1, and except as otherwise contemplated hereby or by the Ancillary Agreements or required by applicable Requirements of Law, from the date hereof until the Closing Date, without the prior written consent of the Purchaser (which consent will not be unreasonably withheld or delayed), the Sellers will not solely with respect to the Business:

          (a) enter into or amend any Contract except in the ordinary course of the Business consistent with past practice and only to the extent such entry or amendment would not have a Material Adverse Effect;

          (b) change in any material respect its credit and underwriting, posting, collection, charge-off or operating policies and procedures (or the manner of application thereof) with respect to the Business;

          (c) sell, lease or otherwise dispose of any of the Acquired Assets except (i) in the ordinary course of the Business consistent with past practice (it being understood that a sale of Written-Off Accounts shall not be deemed to be in the ordinary course of

     Business) and in transactions that individually or in the aggregate with all such other dispositions would not have a Material Adverse Effect on the Sellers or the Business, (ii) pursuant to the terms of Contracts or commitments existing as of the date hereof, (iii) Permissible Liens, or
     (iv) as Previously Disclosed;

          (d) increase the compensation or benefits of the Employees, except for
     (i) increases in the ordinary course of business consistent with past practice or as required by any Contract or Employee Plan or commitment in effect on the date of this Agreement, (ii) new hires and promotions in the ordinary course of business and (iii) payment of stay-pay and similar retention compensation arrangements;

          (e) change any of the Cardholder Agreements, except as required by applicable Requirements of Law; or

          (f) agree with any Person or otherwise commit themselves to do any of the foregoing.

If the Sellers contemplate taking any of the permitted actions set forth in this
Section 5.2, they shall use commercially reasonable efforts to provide prior notice of such action to the Purchaser.

     Section 5.3 Access and Confidentiality.

          (a) Until the Closing Date, upon reasonable prior notice and subject to applicable Requirements of Law relating to the exchange of information, the Sellers will permit the Purchaser and its authorized representatives to have reasonable access, during regular business hours for purposes consistent with this Agreement (including reasonable access to the servicing reports, systems and procedures of the Bank and BAR LLC), to the personnel (including the Employees), properties and financial Books and Records relating to the Business, to the extent that such access does not interfere with the business of the Sellers; provided, that the Purchaser and such representatives comply with the confidentiality obligations contained herein and in the Confidentiality Agreement; and provided, further that the foregoing shall not (i) require the Sellers to permit any inspection, or to disclose any information, that in their reasonable judgment would result in the disclosure of any trade secrets of third parties or trade secrets of the Sellers or their Affiliates unrelated to the Business or violate any obligations of the Sellers to any third party with respect to confidentiality if the Sellers shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) require any disclosure by the Sellers that could, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege.

          (b) If this Agreement is terminated, the Purchaser, at its own expense, will promptly deliver (without retaining any copies) to the applicable Seller or (at the Sellers' option) confirm in writing to the Sellers that it has completely destroyed, all information furnished to the Purchaser or its representatives by the Sellers or any of their agents, employees or representatives in connection with this Agreement, whether so obtained before or after execution hereof, and all analyses, compilations, forecasts, studies or other documents prepared by the Purchaser or its representatives that contain or reflect any such information. The Purchaser will cause any information so obtained to be kept confidential and will not use, or permit the use of, such information in its business or in any other manner or for any other purpose except as contemplated by this Agreement.

          (c) In addition to the confidentiality arrangements contained herein, all information provided or obtained in connection with the transactions contemplated by this Agreement and by the Ancillary Agreements (including pursuant to clause (a) above) will be held by the Purchaser in accordance with the Confidentiality Agreement, dated as of August 31, 2005, between the Purchaser and the Parent (the "Confidentiality Agreement"). In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern.

          (d) The Sellers and their Affiliates shall be entitled to specific performance of the foregoing provisions of this Section 5.3 and the provisions of the Confidentiality Agreement, in addition to any other remedies that they may have at law or in equity.

     Section 5.4 Reasonable Efforts; Other Filings.

          (a) Subject to the terms and conditions of this Agreement, the Purchaser and the Sellers will use commercially reasonable efforts to take, or cause to be taken, all actions and will do, or cause to be done, all things necessary, proper or advisable under applicable Requirements of Law, so as to permit consummation of the Purchase and Assumption as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and will cooperate fully to that end.

          (b) Without limiting Section 5.4(a), the Sellers and the Purchaser will use commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including taking any action necessary to defend, lift, mitigate or rescind the effect of any litigation or administrative proceeding involving any Governmental Authority adversely affecting the transactions contemplated by this Agreement or this Agreement, including promptly appealing any adverse court or administrative decision. Each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall consult with the other with respect to the obtaining of such permits, consents, approvals and authorizations and to keep the other apprised of the status thereof. Subject to appropriate confidentiality protections, the Sellers and the Purchaser shall each furnish to the others such necessary information and reasonable assistance as any of the other parties may request in connection with the foregoing and shall each provide counsel for the other parties with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party's Affiliates to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Each party shall, subject to applicable Requirements of Law, permit counsel for the other party to review in advance any such proposed written communication to any Governmental Authority.

          (c) Without limiting the foregoing, the Sellers and the Purchaser will use commercially reasonable efforts to obtain the Requisite Regulatory Approvals in time to permit the Closing Date to occur on or before January 25, 2006 or, if the Closing Date has not occurred, as promptly after January 25, 2006 as reasonably practicable. Each of the Sellers, on the one hand, and the Purchaser, on the other hand, further agrees, without any request or demand by the other, to complete all necessary filings related to the Requisite Regulatory Approvals no later than ten (10) Business Days from the execution and delivery of this Agreement and to prosecute actively all such filings and pursue the receipt of each Requisite Regulatory Approval.

          (d) The Purchaser will promptly notify the Sellers in writing, and the Sellers will promptly notify the Purchaser in writing, upon (i) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereunder and thereunder, or (ii) receiving any notice from any Governmental Authority of its intention to (A) institute an Action to restrain or enjoin the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereunder and thereunder, (B) nullify or render ineffective this Agreement or the Ancillary Agreements if such transactions are consummated (C) fail to issue or give any of the Requisite Regulatory Approvals or (D) otherwise materially restrict or impair such party's ability to consummate the transactions contemplated by and performance obligations under this Agreement and the Ancillary Agreements.

          (e) The filing fees under the HSR Act or any foreign antitrust merger control laws shall be borne by Purchaser.

     Section 5.5 Additional Instruments. At the reasonable request of the Sellers, on the one hand, or the Purchaser, on the other hand, at or after the Closing, the Person receiving such request will promptly execute and deliver, or cause to be executed and delivered, to the requesting party such assignments, bills of sale, assumption agreements, consents and other similar instruments in addition to those required by this Agreement, in form and substance satisfactory to the requesting party, as may be reasonably necessary to carry out or implement any provision of this Agreement or any Ancillary Agreement.

     Section 5.6 Credit Card Marks. It is expressly agreed that, except for the limited license granted in the Program Agreement, the Purchaser is not purchasing or acquiring any right, title or interest in the name "Belk" or any variation thereof or trademarks or service marks of the Sellers or their Affiliates as the Sellers have used prior to the date of this Agreement (or will use or own thereafter) in connection with the Accounts or the Business (collectively, the "Credit Card Marks"). The Purchaser acknowledges that the Sellers or their Affiliates own the Credit Card Marks and goodwill related thereto and symbolized thereby.

     Section 5.7 Notice to Cardholders.

          (a) Consistent with the Program Agreement, the Purchaser and the Sellers will jointly prepare a form or forms of notice to each Cardholder to the effect that such Cardholder's Account has been acquired by the Purchaser. Such notice shall be in the form approved by the Purchaser and the Sellers, which approval will not be unreasonably withheld or delayed, and will comply with all applicable Requirements of Law. The costs of preparation and mailing of such notices shall be borne by the Purchaser. The mailing shall be made in such manner and at such time as the Purchaser and the Sellers may mutually agree.

          (b) From and after the date of this Agreement and until the Closing, the Purchaser and its Affiliates shall not communicate with the Cardholders (whether by mail, by telephone or otherwise) without the prior written consent of the Sellers.

     Section 5.8 Cooperation in Obtaining Approval and Consents. The Purchaser agrees to cause Purchaser Parent or one or more of its Subsidiaries to assume or to join as joint and several indemnitors, and irrevocable and unconditional guarantor and surety of the obligations of the Purchaser with respect to any Assumed Liabilities.

     Section 5.9 Post-Closing Access. The Purchaser will upon reasonable notice afford to the Sellers, their Affiliates and their representatives reasonable access (including the right to copy), without charge, during normal business hours, to the Acquired Assets, the Books and Records relating thereto, the Transferred Employees (to the extent then employed by the Purchaser or any of its Affiliates) and any third party who maintains or controls any of the foregoing for the Purchaser or any of its Affiliates, all as may be reasonably requested by the Sellers or any Affiliate in order to enable the Sellers to (i) perform any covenants required to be performed under this Agreement and the Ancillary Agreements after the Closing Date by them; (ii) permit the preparation of any Tax Return or other document required to be filed with any Governmental Authority; (iii) respond to any Action by any Governmental Authority or any other Person, including any Cardholder with respect to matters that may constitute Excluded Liabilities; and (iv) permit the processing of or response to any claim made under this Agreement or the Ancillary Agreements, and the Purchaser shall reasonably cooperate with the Sellers, if requested, in connection with the foregoing.

     Section 5.10 Cooperation in Litigation.

          (a) The Purchaser agrees to take commercially reasonable actions necessary to make Transferred Employees who are then employed by the Purchaser and knowledgeable with respect to the matter in question available to the Sellers after the Closing Date with respect to any Action to which a Seller is or becomes a party or is otherwise involved with regard to the Business. The Purchaser agrees to use commercially reasonable efforts to provide that any such employees who terminate their employment with the Purchaser or any of its Affiliates and enter into termination agreements or similar agreements, arrangements or understandings, will be obligated to continue to assist the Sellers in the investigation, evaluation or defense of any such matters, whether as consultants, expert witnesses, or otherwise. The Sellers will, jointly and severally, reimburse the Purchaser for reasonable out-of-pocket expenses incurred by the Purchaser in connection with requests by any Seller pursuant to this
     Section 5.10 (excluding salary and fringe benefits paid to such employees and related direct or indirect overhead).

          (b) The Sellers and the Purchaser shall cooperate, to the extent reasonably requested by the other, in the handling and disposition of any Actions, whether or not pending or threatened prior to the Closing, that arise out of or are related to any event or occurrence with respect to the Business prior to the Closing; provided, however, that the party ultimately responsible for discharging such Action shall have the authority to take such actions as it deems necessary or advisable, in its sole discretion, to discharge such Action, subject, however, to the provisions of this Agreement.

          (c) The Sellers shall be entitled to keep copies of all litigation filings, correspondence, Books and Records and other documentation of any kind that the Sellers reasonably determine are necessary or desirable in connection with its handling and disposition of Actions.

     Section 5.11 Preservation of and Access to Books and Records. The Purchaser shall preserve and keep all Books and Records of the Business and all information relating to the accounting, business, financial and Tax affairs of the Business in existence on the Closing Date or that come into existence after the Closing Date but relate to the Business prior to the Closing Date for a period of seven (7) years thereafter, or for any longer period (i) as may be required by any federal, state, local or foreign governmental body or agency,
(ii) as may be reasonably necessary with respect to the prosecution or defense of any audit or other Action that is then pending or threatened, or (iii) that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver thereof) with respect to matters pertaining to Taxes. For a period of four (4) years following the seven (7) year period specified above, if the Purchaser wishes to destroy such records, the Purchaser shall first provide the Sellers the opportunity to take possession of the same.

     Section 5.12 Bulk Sales Law. The Purchaser hereby acknowledges that the Sellers do not intend to comply, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sale or similar Requirement of Law (including the Uniform Commercial Code Bulk Transfer provisions).

                                   ARTICLE VI

                            TAX AND EMPLOYEE MATTERS

     Section 6.1 Taxes.

          (a) The Seller shall be liable for and pay (i) any Taxes related to the Business, the Acquired Assets or the Assumed Liabilities that accrue or otherwise relate to any taxable year or period (or a portion thereof) ending or deemed to end on or prior to the Closing Date and (ii) any Taxes imposed upon the Sellers or their Affiliates as a result of the sale of the Acquired Assets to the Purchaser; provided, however, that the Sellers shall not be liable for any Taxes (i) imposed directly or indirectly upon the Sellers or their Affiliates resulting from any action taken after the Closing by the Purchaser or the Purchaser Parent (other than the transactions contemplated hereunder) or any of their Affiliates, or by any transferee of the Purchaser, the Purchaser Parent or any of their

     Affiliates (a "Purchaser Tax Act") or (ii) legal fees or expenses incurred in connection with any such Purchaser Tax Act.

          (b) The Purchaser shall be liable for and pay any Taxes related to (i) the Business, the Acquired Assets or the Assumed Liabilities that accrue or otherwise relate to any taxable year or period (or a portion thereof) ending or deemed to end after the Closing Date, except for Taxes imposed upon the Sellers or their Affiliates as a result of the sale of the Acquired Assets to the Purchaser and (ii) a Purchaser Tax Act.

          (c) For purposes of this Section 6.1, Taxes attributable to a portion of a taxable year or period shall be determined on a "closing of the books" basis as of the Closing Date, except that Taxes, if any, imposed on a periodic basis (such as property Taxes) shall be allocated on a daily basis.

          (d) At the requesting party's expense, the parties hereto shall furnish or cause to be furnished to each other, promptly upon reasonable request, any information and assistance relating to the Acquired Assets and the Business as the requesting party deems reasonably necessary in connection with the filing of any Tax Returns, the preparation for any audit by any Taxing authority, the response to any inquiry by a Taxing authority, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Returns or any other filing required to be made with any Taxing authority or any other matter related to Taxes. The Purchaser and the Sellers will cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business prior to the Closing Date.

          (e) Notwithstanding anything in this Agreement to the contrary, all Tax Returns filed by the Sellers for periods ending on or before the Closing Date shall remain the property of the Sellers.

          (f) Notwithstanding anything in this Agreement to the contrary, all excise, sales, use, transfer, documentary, stamp or similar Taxes that are payable or that arise as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and any recording or filing fees with respect thereto will be borne by the Purchaser. Such Taxes shall not be considered Excluded Liabilities.

          (g) The Purchaser shall, if the Sellers so request and at the Sellers' expense (for reasonable out-of-pocket costs and expenses), cooperate with the Sellers to file for and obtain any Tax refund that relates to any period prior to the Closing Date. If the Purchaser at any time receives a Tax Refund or credit related to the Business or the Acquired Assets that relates to any period (or a portion thereof) prior to the Closing Date, it shall promptly pay over such refund or the amount of such credit to the Sellers.

          (h) The Seller shall be responsible for any applicable 2005 Federal or state information reporting for events or payments occurring with respect to the Acquired Assets for the period beginning on January 1, 2005 and ending on the Closing Date. The Purchaser shall be responsible for any applicable 2005 Federal or state information reporting for events or payments occurring with respect to the Acquired Assets occurring subsequent to the Closing Date.

          (i) Each of the Sellers jointly and severally represents and warrants to the Purchaser that the Sellers have timely filed all Tax Returns relating to the Business and the Acquired Assets that they were required to file on or before the date hereof (taking into account all applicable extensions), and have timely paid all Taxes shown thereon as due and owing, other than Taxes which are being contested in good faith by appropriate action. There are no Liens with respect to Taxes upon any of the Acquired Assets other than with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate action. None of the Acquired Assets includes an equity interest in an entity treated as a corporation or partnership for tax purposes.

     Section 6.2 Employees.

          (a) The parties intend that there will be continuity of employment with respect to all of the Employees. It is agreed that prior to, or in connection with, the Closing, the Purchaser shall not take any action to cause the Sellers or their Affiliates to terminate the employment of any Employee, and no Seller shall be under any obligation to terminate any Employee prior to or on the Closing Date. The Purchaser shall offer employment to all Employees effective as of the Closing Date; provided, that each Employee on short- or long-term disability as of the Closing Date shall be offered employment as of the date such Employee actually reports for active employment. The Purchaser shall use its best efforts to hire all of the Employees effective as of the Closing Date. The Purchaser will communicate offers of employment in accordance with all applicable Requirements of Law and on a schedule mutually acceptable to the Sellers and the Purchaser. Each Employee who accepts the Purchaser's offer of employment will be a "Transferred Employee" for purposes of this Agreement upon the date such Employee commences employment with the Purchaser or one of its Affiliates. With respect to Employees on short- or long-term disability as of the Closing Date, references to the Purchaser's obligation to make offers of employment as of the Closing Date shall be deemed to refer to the date such Employee reports for active employment with the Purchaser. Except as required by applicable Requirements of Law, as of the Closing Date (or such later date, as applicable, for Employees on disability), the Transferred Employees shall cease to accrue further benefits under the Employee Plans and shall commence participation in those employee benefit plans and arrangements maintained by the Purchaser and its Affiliates (including as provided herein). All such Transferred Employees will be employed commencing on the Closing Date (or such later date, as applicable, for Employees on disability) in a position requiring comparable skills and abilities as, and with base salary, or weekly or hourly rate of pay, and cash bonus target or opportunity and vacation, which is at least equal to, such Employee's position and pay immediately prior to the Closing Date. Except as otherwise expressly provided in this Article VI, during the twenty-four (24) month period following the Closing Date, the Purchaser will provide the Transferred Employees with benefits under employee benefit plans, programs, and arrangements of the Purchaser and its Affiliates (the "Purchaser Benefit Plans") that are no less favorable, in the aggregate, than the benefits provided to comparable employees of the Purchaser. The Purchaser agrees (i) not to terminate any of the Transferred Employees within the twenty-four (24) month period following the Closing Date other than for Cause and (ii) that the Transferred Employees will be employed by Bank at a location in the Charlotte, North Carolina area that is within thirty (30) miles of 2801 West Tyvola Road, Charlotte, NC 28217.

          (b) The Purchaser acknowledges and agrees that for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or any other employee notification mandated by applicable laws (collectively, the "Employee Notification Acts"), any Transferred Employee shall be considered to be an employee of the Purchaser from and after the Closing Date. The Purchaser shall comply with all Employee Notification Acts regarding any terminations of employment of Transferred Employees on or following the Closing Date. Notwithstanding Article IX or any other provision of this Agreement, the Purchaser shall indemnify and defend the Sellers and their Affiliates against all Losses under all Employee Notification Acts with respect to any Transferred Employee, occurring or arising on or after the Closing Date, that may be triggered in connection with this transaction. The Purchaser will have no responsibility to comply with any Employee Notification Acts or liability under this Agreement for any terminations of Employees that occur prior to the Closing Date. Sellers or an Affiliate of Sellers shall provide the Purchaser and its Affiliates with reasonable access from and after the Closing Date to such personnel and benefits files (other than medical records) for any Transferred Employees to the extent permitted by Applicable Law for the purpose of defending claims against the Purchaser or responding to other disputes or complaints arising out of the employment of a Transferred Employee by the Sellers prior to the Closing Date.

     Section 6.3 Certain Obligations of the Purchaser.

          (a) The Purchaser will recognize each Employee's service with the Sellers and their Affiliates (and any other entity for which any such Seller or any such Affiliate recognizes service for such purposes) for purposes of eligibility, vesting, benefit commencement and level of benefits (but not benefit accruals under any defined benefit pension plan) under the Purchaser Benefit Plans and for all purposes with respect to severance benefits described in Section 6.3(d).

          (b) Transferred Employees (and their covered dependents) will be given credit under the Purchaser Benefit Plans in which they participate for applicable deductibles, co-payments and out-of-pocket expenses incurred during the portion of the plan year prior to such participation as though such amounts had been incurred in accordance with the terms and conditions of the Purchaser Benefit Plans. All waiting periods and pre-existing condition limitations (if any) under such Purchaser Benefit Plans will be waived for the Transferred Employees.

          (c) The Sellers and their Affiliates will retain the responsibility and liability for payment of all medical, dental, health and disability claims incurred by any Transferred Employee (and their covered dependents) prior to the Closing Date (or such later date, as applicable, for Employees on disability). The Purchaser will be responsible for all medical, dental, health and disability claims incurred by Transferred Employees

     (and their covered dependents) on or after the Closing Date (or such later date, as applicable, for Employees on disability). For purposes of this paragraph (c), a claim is deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability claims shall be deemed to have been incurred on the date the Transferred Employee became disabled.

          (d) In addition to the Purchaser's obligations under Section 6.2(a), for the twenty-four (24) month period immediately following the Closing Date, the Purchaser will provide severance benefits to all Employees equal to or greater than the benefits determined under the severance plan applicable to comparable employees under Sellers' severance plans (the "Purchaser Severance Plan") including with respect to severance incurred as a result of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, that Purchaser shall not be obligated to provide any severance benefits to any Transferred Employee who is terminated for Cause. Severance benefits will be payable under the circumstances set forth in the Purchaser Severance Plan.

          (e) [Intentionally omitted]

          (f) With respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Employee immediately prior to the Closing Date (the "Vacation Policy"), the Purchaser shall allow such Employee to use such accrued vacation; provided, however, that if the Purchaser deems it necessary to disallow such employee from taking such accrued vacation, the Purchaser shall be liable for and pay in cash to each such Employee an amount equal to such vacation time in accordance with terms of the Vacation Policy; provided, further, that Purchaser shall be liable for and pay in cash an amount equal to such accrued vacation time to any Transferred Employee whose employment terminates for any reason other than Cause prior to the close of business on the last calendar day of the year during which the Closing Date occurs.

                                   ARTICLE VII

                                   CONDITIONS

     Section 7.1 Conditions to Each Party's Obligations. The respective obligations of the Sellers and the Purchaser to effect the Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Closing Date, of the following conditions:

          (a) Governmental and Regulatory Approvals. (i) The applicable waiting period under the HSR Act shall have expired or have been earlier terminated and the other Requisite Regulatory Approvals shall have been obtained, and
     (ii) all other authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required to effect the transactions contemplated by this Agreement (other than the Requisite Regulatory Approvals) shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable Requirements of Law in connection therewith shall have expired or been terminated except to the extent that the failure to obtain any such other approvals or authorizations would not be reasonably expected to have a Material Adverse Effect on the Business or the Sellers or the Purchaser.

          (b) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, by-law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

          (c) Instrument of Assignment and Assumption. The Instrument of Assignment and Assumption shall have been duly executed and delivered by the other party thereto.

          (d) HSBC Purchase Agreement. Concurrently with the consummation of the transactions contemplated by this Agreement, the transactions contemplated by the HSBC Purchase Agreement shall have been consummated.

     Section 7.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Closing Date, of the following additional conditions:

          (a) Performance of Obligations. The Sellers shall have performed in all material respects all their covenants and agreements set forth in this Agreement, to the extent required at or prior to the Closing Date.

          (b) Representations. The representations of the Sellers set forth in this Agreement shall be true and correct as of (i) the date of this Agreement, and (ii) the Closing Date, except that representations that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date (in each case, without giving any effect to any qualifications or limitations as to materiality or Material Adverse Effect contained therein), except to the extent that any failure to be so true and correct has not had, or is not reasonably likely to have, a Material Adverse Effect on the Sellers or the Business.

          (c) Certificate. The Purchaser shall have received a certificate signed on the Sellers' behalf by an executive officer of the Sellers, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

          (d) Third-Party Consents. The consents and approvals of third Persons set forth on Schedule G shall have been obtained and shall be in full force and effect.

          (e) Financing Statements. The Sellers shall have executed and delivered UCC-1 financing statements to be filed in the Office of the Secretaries of State in such states as shall be reasonably requested by the Purchaser to perfect the sale of the Gross Receivables purchased pursuant to the terms and conditions hereof.

     Section 7.3 Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the Purchase and Assumption are subject to the fulfillment or waiver in writing, at or prior to the Closing Date, of the following additional conditions:

          (a) Performance. The Purchaser shall have performed in all material respects all their covenants and agreements set forth in this Agreement to the extent required at or prior to the Closing Date.

          (b) Representations. The representations of the Purchaser set forth in this Agreement shall be true and correct as of (i) the date of this Agreement, and (ii) the Closing Date, except that any representations that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date (in each case, without giving any effect to any qualifications or limitations as to materiality or Material Adverse Effect contained therein), except to the extent that any failure to be so true and correct has not had, or is not reasonably likely to have, a Material Adverse Effect on the Purchaser and would not reasonably be expected to have a Material Adverse Effect on the Business following the Closing Date.

          (c) Certificate. The Sellers shall have received a certificate signed on the Purchaser's behalf by an executive officer of the Purchaser, dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

                                  ARTICLE VIII

                                   TERMINATION

     Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement and the Ancillary Agreements may be abandoned at any time before the Closing Date only:

          (a) By the written consent of the parties hereto;

          (b) By either the Purchaser or the Sellers, if (i) any approval of a Governmental Authority, the lack of which would result in the failure to satisfy the condition set forth in Section 7.1(a), has been denied by the Governmental Authority, and (ii) in each case such party has no opportunity to cure the fault giving rise to such denial, including through reapplication or appeal;

          (c) By either the Purchaser or the Sellers, if (i) any permanent injunction or Action by any Governmental Authority of competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement or the Ancillary Agreements becomes final and nonappealable;
     (ii) any law or regulation makes consummation of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibited; or (iii) consummation of the transactions contemplated by this Agreement or the Ancillary Agreements would violate any order, decree or judgment of any Governmental Authority having competent jurisdiction; provided, that in the case of clause (iii) the Purchaser or the Sellers, as the case may be, shall be in compliance in all material respects with its obligations under Section 5.4.

          (d) By either the Purchaser or the Sellers if the transactions contemplated by this Agreement and the Ancillary Agreements are not consummated on or before July 31, 2006; provided, however, that neither Purchaser, on the one hand, nor the Sellers, on the other hand, may terminate this Agreement pursuant to this Section 8.1(d) if its (or one of its Affiliate's) breach of any representation, warranty or covenant contained herein has been the cause of or resulted in the failure to consummate such transactions by such date; or

          (e) By either the Purchaser, on the one hand, or the Sellers, on the other hand, in the event of a breach or default in the performance by the other party of any representation, warranty, covenant or agreement hereunder, which breach or default (i) would, individually or in the aggregate with all other uncured breaches and defaults of such other party, constitute grounds for the conditions set forth in Section 7.2(a) or (b) or
     Section 7.3(a) or (b), as the case may be, not to be satisfied at the Closing Date and (ii) has not been, or cannot be, cured within thirty (30) days after written notice, describing such breach or default in reasonable detail, is given by the terminating party to the breaching or defaulting party.

     Section 8.2 Effect of Termination. If this Agreement is terminated, no party hereto (or any of its Affiliates, directors, officers, representatives or agents) will have any liability or further obligation to any other party to this Agreement, except for (i) obligations which survive termination as expressly provided for in Section 9.1 and (ii) liabilities or obligations arising out of or related to any knowing, willful or intentional breach of this Agreement prior to such termination.

                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

     Section 9.1 Survival.

          (a) The representations or warranties of the parties in this Agreement will survive for a period of eighteen (18) months following the Closing.

          (b) No agreement or covenant in this Agreement will survive the Closing Date, other than (i) the covenants in Section 5.1 and 5.2 which shall survive for a period of eighteen (18) months following the Closing Date, and (ii) the covenants set forth in Sections 2.4, 2.5, 2.6, 5.3, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11 and 8.2, Article VI, this Article IX and
     Article X.

          (c) No claim for indemnification pursuant to this Article IX for breach of any representation, warranty or covenant may be brought after the date on which such representation, warranty or covenant no longer survives; provided, that if any reasonably specific indemnification claim is validly made prior to the termination of the applicable survival period, the indemnifying party's obligation hereunder with respect to such indemnification claim shall survive until such claim has been finally resolved.

     Section 9.2 Indemnification by the Sellers. The Sellers agree, jointly and severally, to indemnify the Purchaser and its Affiliates against, and agree to hold each of them harmless from, any and all damage, loss, liability, expense, judgment, settlement, claim, cost or penalty (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any Action and enforcement of any rights of indemnification against any Indemnifying Party or with respect to any appeal) ("Losses") incurred or suffered by the Purchaser or any of its Affiliates arising out of or resulting from, without duplication, (i) any breach of a representation or warranty of the Sellers contained in this Agreement or in any certificate delivered by the Sellers pursuant to this Agreement, (ii) any breach of an agreement or covenant made by the Sellers in this Agreement, (iii) any failure of the Sellers or any of their Affiliates to comply with any applicable "bulk sales" or similar Requirement of Law in connection with the consummation of the transactions contemplated hereby or (iv) any Excluded Liability. Notwithstanding the foregoing, the Purchaser and its Affiliates will not be entitled to indemnity pursuant to clause (i) of this Section 9.2: (A) in respect of any individual Action or individual claim, fact or occurrence or any series of related Actions, claims, facts or occurrences (including any class action), until Losses in respect of such individual or related Actions, claims, facts or occurrences are greater than the De Minimis Claim Amount; (B) for any Losses, until the aggregate amount of all such Losses incurred or suffered by the Purchaser or any of its Affiliates exceeds the Deductible Amount, in which case the Purchaser and its Affiliates shall be entitled to indemnification for the full amount of such Losses in excess of such threshold; or (C) for Losses to the extent that the amount of Losses, in the aggregate, incurred or suffered by the Purchaser or any of its Affiliates exceeds the Indemnity Cap Amount; provided, that this sentence shall not apply to any Losses incurred or suffered by the Purchaser or any of its Affiliates in connection with the representations and warranties contained in Sections 4.1(f), 4.1(k)(i) (for purposes of this Section 9.2, the representation and warranty in Section 4.1(k)(i) shall be read without the "material adverse effect" qualifier), 4.1(n) and 6.1.

     Section 9.3 Indemnification by the Purchaser. The Purchaser agrees to indemnify each Seller and each of their respective Affiliates against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by a Seller or any such Affiliate arising out of or resulting from without duplication, (i) any breach of a representation or warranty of the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement, (ii) any breach of an agreement or covenant made by the Purchaser in this Agreement, (iii) any Assumed Liability or (4) the operation of the Business from and after the Closing. Notwithstanding the foregoing, the Sellers and their Affiliates will not be entitled to indemnity pursuant to clause (i) of this Section 9.3: (A) in respect of any individual Action or individual claim, fact or occurrence or any series of related Actions, claims, facts or occurrences (including any class action), until Losses in respect of such individual or related Actions, claims, facts or occurrences are greater than the De Minimis Claim Amount; (B) for any Losses, until the aggregate amount of all such Losses incurred or suffered by the Sellers or any of their Affiliates exceeds the Deductible Amount, in which case the Sellers and their Affiliates shall be entitled to indemnification for the full amount of Losses in excess of such threshold; or (C) for Losses to the extent that the amount of such Losses, in the aggregate, incurred or suffered by the Sellers or their Affiliates exceeds the Indemnity Cap Amount.

     Section 9.4 Notice, Settlements and Other Matters.

          (a) A party seeking indemnification pursuant to Section 9.2 or 9.3 (an "Indemnified Party") must give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion or commencement of any Action, in respect of which indemnity may be sought hereunder specifying in reasonable detail the individual items of such Losses including the amount, the date each such item was paid, or properly accrued or arose, and the specific details of the breach of representation, warranty or covenant or other claim or matter to which such item is related. Notwithstanding the foregoing, the failure of the Indemnified Party to furnish the written notice referred to in the preceding sentence in a prompt manner shall not effect its right to indemnification to the extent the Indemnifying Party's right to defend the matter is not materially prejudiced by such failure to give prompt notice. In the event that any third party claim is made against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such Action or to defend such Action, in each case at its sole cost and expense (subject to the limitations set forth in Section 9.2, if the Sellers are the Indemnifying Party, or Section 9.3, if the Purchaser is the Indemnifying Party) and with its own counsel. If, within thirty (30) days of receipt from an Indemnified Party of the notice referred to above the Indemnifying Party (i) advises the Indemnified Party in writing that it will not elect to defend, settle or otherwise compromise or pay such Action or (ii) fails to make such an election in writing, the Indemnified Party may (subject to the Indemnifying Party's continuing right of election in the preceding sentence), at its option, defend, settle, compromise or pay such Action; provided that any such settlement or compromise shall be permitted -------- hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Unless and until the Indemnifying Party makes an election in accordance with this Section to defend, settle, compromise or pay such action or claim, all of the Indemnified Party's reasonable costs arising out of the defense, settlement, compromise or payment thereof will be Losses subject to indemnification by the Indemnifying Party (subject to the provisions and limitations of Sections 9.2 and 9.3, as applicable). Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such Action. If the Indemnifying Party elects to defend any such Action, the Indemnified Party may participate in such defense with counsel of its choice at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects to assume the defense of (or otherwise elects to negotiate, settle or compromise) any Action as described above, the Indemnified Party will reimburse the Indemnifying Party for all costs and expenses incurred by the Indemnifying Party in connection with such defense to the extent such costs and expenses do not total an amount indemnifiable pursuant to Section 9.2 or Section 9.3, as applicable.

          (b) The Indemnified Party will have the right to reject any settlement approved by the Indemnifying Party if the Indemnified Party is not fully and unconditionally released from any liability resulting from that claim or is required to pay any costs, expenses or damages to any Person as a result of the Action that are not covered by the indemnity provided herein. The Indemnified Party will not have the right to settle any third party Action without the written consent of the Indemnifying Party if the Indemnifying Party is contesting such Action in good faith and has assumed the defense of such Action from the Indemnified Party or if the period for determining whether or not to assume the defense of such Action from the Indemnified Party has not expired.

          (c) In calculating the amount of any Losses of an Indemnified Party under this Article IX, there will be subtracted the amount of any (i) insurance proceeds (net of Taxes actually incurred, and other than proceeds received through self-insurance or insurance provided by Affiliates of such Indemnified Party) actually received by the Indemnified Party with respect to such Losses and (ii) third-party payments actually received by the Indemnified Party respect to such Losses. In the event that the Indemnifying Party reimburses the Indemnified Party for any Losses prior to the occurrence of any events contemplated by clause (i) or (ii) above, the Indemnified Party will remit to the Indemnifying Party any such amounts that the Indemnified Party subsequently receives or realizes with respect to such Losses. Upon the payment in full of any claim hereunder, the Indemnifying Party will be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

          (d) Without limitation of their respective rights and obligations as set forth elsewhere in this Article IX, and subject to the procedures for indemnification claims set forth in this Article IX, the Indemnified Party will act in good faith, will use commercially reasonable efforts to mitigate any Losses, will use similar discretion in the use of personnel and the incurring of expenses as the Indemnifying Party would use if they were engaged and acting entirely at their own cost and for their own account, and will consult regularly with the Indemnifying Party regarding the conduct of any Actions or the taking of any action for which indemnification may be sought.

          (e) The Sellers and the Purchaser agree to treat and report all indemnity payments as additional adjustments to the amount of the total consideration paid for the Acquired Assets for all Tax purposes unless required by applicable Requirements of Law.

          (f) The Indemnifying Party shall not be liable for any Loss of an Indemnified Party under Section 9.2 or 9.3 to the extent that the Indemnified Party has been compensated for such Loss pursuant to the purchase price adjustment provisions in Section 2.4.

          (g) Notwithstanding anything to the contrary contained herein, the indemnification provided for herein shall not cover, and in no event shall any party hereto be liable for, any indirect damages, including consequential, incidental, exemplary or special damages, or punitive damages (except to the extent necessary to reimburse an Indemnified Party for judgments actually awarded to third parties in respect of such types of damages).

          (h) After the Closing Date, other than as provided in Section 2.4 and except with respect to claims based on fraud and/or claims seeking equitable remedies, this Article IX will constitute the Sellers' and the Purchaser's exclusive remedy for any of the matters addressed herein or other claim arising out of or relating to this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

     Section 10.1 Notices. All notices and other communications by the Purchaser, on the one hand, or the Sellers on the other, hereunder will be in writing to the other party and will be deemed to have been duly given when delivered in person, when received via facsimile or overnight courier, or when posted by United States registered or certified mail, with postage prepaid, addressed as follows:

     if to the Sellers to:

               Belk Accounts Receivable LLC
               2801 West Tyvola Road
               Charlotte, NC 28217
               Attention: Vice President of Credit
               Fax: (704) 357-1947

               and

               Belk National Bank
               2801 West Tyvola Road
               Charlotte, NC 28217
               Attention: Chief Executive Officer
               Fax: (704) 357-1947

     with a copy to:

               Belk, Inc.
               2801 West Tyvola Road
               Charlotte, NC 28217
               Attention: General Counsel
               Fax: (704) 357-1883

     if to the Purchaser to:

               GE Money Bank
               4246 South Riverboat Road
               Suite 200
               Salt Lake City, Utah 84123
               Attention: President

     with a copy to:

               GE Consumer Finance - Americas
               100 Summer Street
               Stamford, Connecticut 06905
               Attention: Office of General Counsel
               Fax: (203) 585-6297
     with a copy to:

               GE Consumer Finance - Americas
               1600 Summer Street
               Stamford, Connecticut 06905
               Attention: CEO and President
               Fax: (203) 585-6103

Notices and other communications may also be sent to such other address or addresses as the Purchaser or the Sellers may from time to time designate by notice as provided herein, except that notices of change of address will be effective only upon receipt.

     Section 10.2 Expenses.

          (a) Except as otherwise provided herein, all legal and any other third-party costs and expenses incurred in connection herewith and the transactions contemplated by this Agreement and the Ancillary Agreements will be paid by the party incurring such expenses, except that all fees or other amounts payable to any Governmental Authority in connection with any Requisite Regulatory Approval shall be paid by the Purchaser and the Purchaser Parent.

          (b) Collection efforts and related expenses on all Accounts made or incurred by the Sellers prior to the Closing Date will be the responsibility of the Sellers, and all monies collected thereon prior to the Closing Date (and all monies collected on Written-Off Accounts prior to the Closing Date) shall be retained by the Sellers.

     Section 10.3 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder may not be assigned by any party to any Person without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void; provided, however, that the Purchaser may assign its rights to purchase all or any portion of the Acquired Assets hereunder to one or more of its Affiliates.

     Section 10.4 Entire Agreement; Amendment; Waiver. This Agreement and the Ancillary Agreements, including the Annexes and Schedules hereto and thereto, embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto, other than the Confidentiality Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement (or the other documents referred to in the preceding sentence) has been made or relied on by any party in entering into this Agreement. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.

     Section 10.5 Counterparts. This Agreement may be executed in two or more counterparts any of which may be delivered by facsimile transmission and all of which will together constitute one and the same instrument.

     Section 10.6 GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     Section 10.7 Venue. Each party hereby irrevocably submits to the jurisdiction of the United States District Court for the Western District of North Carolina or, if such federal jurisdiction is unavailable, in the state courts of the State of Delaware located in Wilmington, Delaware over any action arising out of this Agreement, and each party hereby irrevocably waives any objection which such party may now or hereafter have to the laying of improper venue or forum non conveniens. Each party agrees that a judgment in any such action or proceeding maybe enforced in other jurisdictions by suit on the judgment or in any manner provided by law. Any and all service of process and any other notice in any such suit, action or proceeding with respect to this Agreement shall be effective against a party if given as provided herein.

     Section 10.8 Severability. In case any one or more of the provisions contained herein will be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

     Section 10.9 Public Announcement. Except for any notice which is required by law or regulation, each of the Purchaser, on the one hand, and each Seller, on the other hand, agrees that it will not issue a press release, make any other public statement or make any statement to the Employees with respect to the transactions contemplated by this Agreement or the Ancillary Agreements without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. Each of the Purchaser, on the one hand, and each Seller, on the other hand, agrees, if possible, to notify and consult with the other at least one Business Day in advance of filing any notice required by law or regulation.

     Section 10.10 Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, will confer on any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities; provided that the provisions of Article IX will inure to the benefit of the Indemnified Parties.

     Section 10.11 Post-Closing Amounts Received and Paid. From and after the Closing Date, all amounts which are received by the Sellers or any of their Affiliates in respect of any of the Acquired Assets shall be received by such Person, in trust for and on behalf of the Purchaser, and following the Closing, the Sellers shall, as promptly as practicable, but in any event within three (3) business days of such receipt, pay, or cause to be paid, by wire transfer of immediately available funds to the Purchaser all such amounts received by or paid to the Sellers or any of their Affiliates, and shall provide Purchaser by overnight mail information as to the nature and source of all such payments, including any invoice related thereto. All amounts received by the Purchaser or any of its Affiliates following the Closing in respect of any Excluded Assets shall be received by the Purchaser as agent, in trust for and on behalf of Sellers, and the Purchaser shall, within three (3) business days of such receipt, pay or cause to be paid all such amounts over to the Sellers by wire transfer of immediately available funds and shall provide the Sellers by overnight mail information as to the nature and source of all such payments, including any invoice relating thereto. The Sellers shall provide the Purchaser with notice within twenty-four (24) hours of the Sellers or their Affiliates first becoming aware of any such payments received from Cardholders on an Account.

     Section 10.12 Further Assurances. Each of the parties hereto shall, whenever and as often as reasonably requested to do so by another party hereto, execute, acknowledge and deliver any and all such other and further acts, assignments, endorsements, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect (a) the Purchase and Assumption as contemplated hereby, and (b) the consummation of the other transactions contemplated hereby.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the day and year first above written.

                                        BELK NATIONAL BANK


                                        By: /s/ Brian T. Marley
                                            ------------------------------------
                                        Name: Brian T. Marley
                                              ----------------------------------
                                        Title: Chairman, President and CEO
                                               ---------------------------------


                                        BELK ACCOUNTS RECEIVABLE LLC


                                        By: /s/ Brian T. Marley
                                            ------------------------------------
                                        Name: Brian T. Marley
                                              ----------------------------------
                                        Title: Executive Vice President
                                               ---------------------------------


                                        GE MONEY BANK


                                        By: /s/ Margaret Keane
                                            ------------------------------------
                                        Name: Margaret Keane
                                              ----------------------------------
                                        Title: Executive Vice President
                                               ---------------------------------

                                     ANNEX A

                            FORM OF PROGRAM AGREEMENT

See attached.

                                     ANNEX B

            FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

See attached.

                BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

     This Bill of Sale, Assignment and Assumption Agreement (this "Agreement"), dated [_], 2005, is made by and among Belk Accounts Receivable LLC, a Delaware limited liability company ("BAR LLC"), Belk National Bank, a national banking association ("Bank") and GE Money Bank, a federal savings bank ("Purchaser").

                                    RECITALS

     A. BAR LLC and Bank (collectively, the "Sellers") and Purchaser have entered into that certain Purchase and sale Agreement, dated as of [_], 2005 (the "Purchase Agreement"), pursuant to which the Sellers have agreed to sell, transfer, assign, convey and deliver to Purchaser and Purchaser has agreed to acquire the Acquired Assets.

     B. Pursuant to the Purchase Agreement, the Sellers have agreed to assign all if their right, title and interest in and to the Acquired Assets, and Purchaser has agreed to assume the Assumed Liabilities.

     C. All capitalized terms used but not defined herein shall have the meaning given to them in the Purchase Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. From and after the Closing Date, subject to Section 2.1 of the Purchase Agreement, the Sellers hereby sell, assign, convey and deliver to Purchaser all of the Sellers' right, title and interest in and to the Acquired Assets.

     2. From and after the Closing Date, subject to Section 2.1 of the Purchase Agreement, Purchaser hereby assumes and agrees to observe, perform or otherwise discharge in accordance with their respective terms and subject to the respective conditions thereof all of the Assumed Liabilities.

     3. Notwithstanding anything contained herein to the contrary, this Agreement does not purport to sell, assign, convey or deliver any Acquired Assets that are being sold, assigned, conveyed and delivered by the Sellers to Purchaser pursuant to a separate instrument.

     4. No Person other than the Sellers, Purchaser and their respective successors and permitted assigns shall have any rights hereunder.

     5. The Sellers and Purchaser shall each execute, acknowledge (if appropriate) and deliver, or cause the execution, acknowledgment and delivery of, such further documents and instruments as may reasonably be requested by the other party hereto to implement the purposes of this Agreement.

     6. This Agreement, and any disputes or controversies related hereto, shall be governed by the internal laws (without reference to choice or conflict of laws) of the State of Delaware and shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

     7. This Agreement is executed and delivered pursuant to the Purchase Agreement, and shall be subject to the terms and conditions of the Purchase Agreement.

     8. This Agreement may be executed in one or more counterparts, each of which shall be considered an original and all of which, taken together, shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date set forth above.

                                        BELK ACCOUNTS RECEIVABLE LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------


                                        BELK NATIONAL BANK


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------


                                        GE MONEY BANK


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------

       SIGNATURE PAGE TO BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

                                     ANNEX C

                         FORM OF SELLER PARENT GUARANTY

See attached.

                                     ANNEX D

                        FORM OF PURCHASER PARENT GUARANTY

See attached.

                                     ANNEX E

                         FORM OF HSBC PURCHASE AGREEMENT

See attached.

                                     ANNEX F

                    FORM OF HSBC INTERIM SERVICING AGREEMENT

See attached.

                                     ANNEX G

                   FORM OF MCRAE'S INTERIM SERVICING AGREEMENT

See attached.